TOM E. ROESSER             3241-0
KATHERINE G. LEONARD       5576-0
Carlsmith Ball LLP
Suite 2200 ASB Tower
1001 Bishop Street
PO Box 656
Honolulu, Hawaii 96809-0656
Telephone:  (808) 523-2500
Facsimile:   (808) 523-0842
troesser@carlsmith.com; kleonard@carlsmith.com

BRUCE BENNETT (Admitted Pro Hac Vice)
SIDNEY P. LEVINSON (Admitted Pro Hac Vice)
JOSHUA M. MESTER (Admitted Pro Hac Vice)
JOHN L. JONES, II (Admitted Pro Hac Vice)
HENNIGAN, BENNETT & DORMAN LLP
601 South Figueroa Street, Suite 3300
Los Angeles, California 90017
Telephone:  (213) 694-1200
Facsimile:   (213) 694-1234
bennettb@hbdlawyers.com; levinsons@hbdlawyers.com;
mesterj@hbdlawyers.com; jonesj@hbdlawyers.com

Counsel for Joshua Gotbaum,
Chapter 11 Trustee for Hawaiian Airlines, Inc.

WAGNER CHOI & EVERS
JAMES A WAGNER
CHUCK C. CHOI
745 Fort Street, Suite 1900
Honolulu, Hawaii  96813
Telephone:  (808) 533-1877
jwagner@wcelaw.com;
cchoi@wcelaw.com

SCOTT L. HAZAN
BRETT H. MILLER
LORENZO MARINUZZI
OTTERBOURG, STEINDLER,
HOUSTON & ROSEN, P.C.
230 Park Avenue
New York, New York  10169
Telephone:  (212) 661-9100
shazan@oshr.com;
bmiller@oshr.com
lmarinuzzi@oshr.com

Counsel for the Official Committee of Unsecured
Creditors

SIMON KLEVANSKY
GELBER, GELBER, INGERSOLL & KLEVANSKY
Topa Financial Center, Suite 1400,
745 Fort Street
Honolulu, HI  96813-3823
Telephone:  (808) 524-0155
Sklevansky@ggik.com

JEFFERY C. KRAUSE
MICHAEL GOLDSTEIN
ERIC D. WINSTON
STUTMAN, TREISTER & GLATT P.C.
1901 Avenue of the Stars, Suite 1200
Los Angeles, CA  90067
Telephone:  (310) 228-5600
jkrause@stutman.com
mgoldstein@stutman.com
ewinston@stutman.com

Counsel for Hawaiian Holdings, Inc., HHIC, Inc.,
and RC Aviation LLC

                         UNITED STATES BANKRUPTCY COURT
                           FOR THE DISTRICT OF HAWAII

In re                                         ) Case No. 03-00817
                                              )
                                              ) Chapter 11
HAWAIIAN AIRLINES, INC., a Hawaii corporation,)
                                              ) Hearing ) Date: March 10, 2005

                           Debtor.            ) Time:       9:30 a.m.
                                              ) Judge:      Hon. Robert J. Faris
----------------------------------------------

                  ORDER CONFIRMING THIRD AMENDED JOINT PLAN OF
            REORGANIZATION FILED BY CHAPTER 11 TRUSTEE, THE OFFICIAL
           COMMITTEE OF UNSECURED CREDITORS, HAWAIIAN HOLDINGS, INC.,
           HHIC, INC., AND RC AVIATION LLC, DATED AS OF MARCH 11, 2005

                  WHEREAS, Joshua Gotbaum, Chapter 11 Trustee (the "Trustee")
for Hawaiian Airlines, Inc., a Hawaii corporation ("Debtor"), The Official
Committee of Unsecured Creditors (the "Committee"), Hawaiian Holdings, Inc.
("HHI"), HHIC, Inc. ("HHIC"), and RC Aviation LLC ("RC Aviation," and together with HHI and HHIC, the "HHI Parties" and together with the Trustee and the
Committee, the "Joint Proponents"), as "proponents of the plan" within the meaning of section 1129 of title 11, United States Code (the "Bankruptcy Code"), filed the "Third Amended Joint Plan Of Reorganization Filed By Chapter 11
Trustee, The Official Committee Of Unsecured Creditors, Hawaiian Holdings, Inc.,
HHIC, Inc., And RC Aviation LLC, Dated As Of March 11, 2005" (the "Joint Plan")
and the "Second Amended Disclosure Statement For The Second Amended Joint Plan
Of Reorganization Filed By Chapter 11 Trustee, The Official Committee Of
Unsecured Creditors, Hawaiian Holdings, Inc., HHIC, Inc., And RC Aviation

LLC, Dated As Of October 4, 2004" (the "Disclosure Statement") in the
above-captioned chapter 11 case (the "Chapter 11 Case");(1) and

                  WHEREAS, on October 6, 2004, the Bankruptcy Court entered an order, which was amended on October 7, 2004 and October 28, 2004 (the
"Solicitation Order") that, among other things, (a) approved the Disclosure
Statement under Bankruptcy Code section 1125 and Rule 3017 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), (b) approved various procedures with respect to the hearing to consider confirmation of the Plan (the
"Confirmation Hearing") (c) approved the form and method of notice of the
Confirmation Hearing (the "Confirmation Hearing Notice"), and (d) established certain procedures for soliciting and tabulating votes with respect to the Plan;
and

                  WHEREAS, as set forth in the "Findings Of Fact And Conclusions
Of Law Re Third Amended Joint Plan Of Reorganization Filed By Chapter 11
Trustee, The Official Committee Of Unsecured Creditors, Hawaiian Holdings, Inc.,
HHIC, Inc., And RC Aviation LLC, Dated As Of March 11, 2005" ("Findings of Fact
and Conclusions of Law"), notice of the Confirmation Hearing has been given and such notice is adequate and proper as provided by Bankruptcy Rule 3017(d); and

                  WHEREAS, as set forth in the Findings of Fact and Conclusions of Law, at the Confirmation Hearing, the Court considered the written testimony

--------
(1)  Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Joint Plan, a copy of which as confirmed by the Bankruptcy Court is annexed hereto as Exhibit "A." Any term used in the Joint Plan or this Confirmation Order that is not defined in the Joint Plan or this Confirmation Order, but that is used in the
     Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.

presented and the arguments made, the evidence admitted into the record, and based thereon the Court has made its Findings of Fact and Conclusions of Law;

                  NOW, THEREFORE, based upon: (a) all affidavits and
declarations filed in support of, and in opposition to, confirmation; (b) all the evidence proffered or adduced at, memoranda and pleadings filed in connection with, written testimony presented in connection with, and arguments of counsel made at, the Confirmation Hearing; and (c) the entire record of this
Chapter 11 Case, and after due deliberation thereon; and the Court having made its Findings of Fact and Conclusions of Law ; and good cause appearing therefore:

                  NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED
THAT:

                  1. All modifications of the Joint Plan meet the requirements of Bankruptcy Code sections 1127(a) and (c), such modifications do not adversely change the treatment of the Claim of any creditor or Interest of any equity security holder within the meaning of Bankruptcy Rule 3019, and no further disclosure, solicitation, or voting is required.

                  2. The Joint Plan, in the form attached hereto as Exhibit A, is approved and confirmed under Bankruptcy Code section 1129. The terms of the
Joint Plan and the Joint Plan Documents are incorporated by reference into and are an integral part of the Joint Plan and this Confirmation Order.

                  3. All objections that have not been withdrawn, waived, or settled, and all reservations of rights pertaining to confirmation of the Joint
Plan included therein or otherwise made in any pleading, correspondence, written or oral statement, or other communication to the Bankruptcy Court, the Debtor, the United

States Trustee, the Committee, or other parties in interest, are overruled on the merits, except as expressly stated on the record at the Confirmation Hearing with the consent of the affected parties.

                  4. The amounts, priorities, secured status, and
classifications of Claims and Interests for purposes of the distributions to be made under the Joint Plan shall be governed solely by the terms of the Joint
Plan. The amounts, priorities, secured status, and classifications set forth on the Ballots tendered to or returned by the Debtor's creditors in connection with voting on the Joint Plan (a) were set forth on the Ballots solely for purposes of voting to accept or reject the Joint Plan, (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual amount, priority, secured status, or classification of such Claims and Interests under the Joint Plan for distribution purposes, and (c) shall not be binding on, or used as evidence against, the Debtor or the Reorganized Debtor for any purpose other than with respect to voting on the Joint Plan.

                  5. The Joint Plan and its provisions shall be binding upon the
Debtor, the Reorganized Debtor, the Disbursing Agent, any entity acquiring or receiving property or a distribution under the Joint Plan, and any holder of an
Administrative Expense Claim or Claim against or Interest in the Debtor, including all federal, state, and local governmental entities and fiscal intermediaries thereof, whether or not (i) the Administrative Expense Claim, claim or Interest of such holder is impaired under the Joint Plan, (ii) such holder or entity has accepted the Joint Plan, and (iii) a proof of claim, demand for payment of Administrative Expense Claim, or appearance has been made in the
Chapter 11 Case.

                  6. The notice given of the Confirmation Hearing and the
service of the Solicitation Package upon holders of Claims and Interests are hereby approved in all respects. Such notice complied with all applicable requirements of due process, the Bankruptcy Code, the Bankruptcy Rules, the
Local Bankruptcy Rules of this Court, and any other requirements of this Court.

                  7. Pursuant to Section 5.1 of the Joint Plan, on the Effective
Date, without any further action or authorization on behalf of the Debtor, the
Debtor shall be deemed, as a matter of law, merged into HHIC with HHIC as the surviving corporate entity and to be immediately thereafter renamed Hawaiian
Airlines, Inc., a Delaware corporation. Hawaiian Airlines, Inc., a Delaware corporation, shall be the Reorganized Debtor. On the Effective Date, and as a
result of the merger of the Debtor and HHIC, each issued and outstanding share of an equity interest in HHIC shall be exchange for one share of common stock of the Reorganized Debtor. The Reorganized Debtor shall be authorized to take all corporate actions, and make all filings, as necessary and appropriate to effect the merger. Each executory contract or unexpired lease to be assumed by the
Debtor under the Joint Plan shall, to the extent necessary to effectuate the merger provided in Section 5.1 of the Joint Plan, be deemed automatically assigned to the Reorganized Debtor as of the Effective Date without further action or approval by the Debtor, the Reorganized Debtor, the Bankruptcy Court,
or any other party, and may not be unilaterally terminated or modified by the nondebtor party thereto, notwithstanding any provision in any such agreement or in applicable law that restricts the transfer or assignment of that agreement or that terminates or modifies that agreement or permits the nondebtor party to terminate or modify that contract or any provision thereof. The Amended and
Restated Articles of Incorporation and the Amended and Restated Bylaws as filed as part of the Joint Plan Appendix shall be the

Amended and Restated Articles of Incorporation and the Amended and Restated
Bylaws for Hawaiian Airlines, Inc., a Delaware corporation, modified, as required, as the Reorganized Debtor will be a Delaware corporation and not a
Hawaii corporation, and as otherwise required to conform to the provisions of the Joint Plan. From and after the Effective Date, the Reorganized Debtor shall exist as a separate corporate entity, with all the powers of a corporation and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution, or otherwise) under applicable state law. Except as otherwise provided in the Joint Plan, upon the Effective Date all property of the Debtor's estate shall vest in the Reorganized Debtor free and clear of all
Claims, liens, encumbrances, charges, and other interests, and all such Claims,
Administrative Expense Claims, liens, encumbrances, charges, and other interests shall be discharged and extinguished, including, without limitation, any liens, encumbrances, charges or other interests of record held by American Airlines,
Inc., as such entity either does not have Allowed Secured Claims, or to the extent that such entity has Allowed Secured Claims, such claims shall be paid in
Cash and not reinstated under the Joint Plan, including but not limited to section 4.2.1 thereof. From and after the Effective Date, the Reorganized Debtor may operate its business and may use, acquire, and dispose of property, and compromise or settle any Claims, Administrative Expense Claims, and Interests
without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Joint Plan or this Confirmation Order.

                  8. Pursuant to Article VI of the Joint Plan, and except as otherwise provided in the Joint Plan or with respect to those contracts or leases for which a timely objection to assumption has or may be filed, as of the
Effective Date the

Debtor is authorized to either assume those executory contracts and unexpired leases that are listed in Plan Exhibit A or not listed on Plan Exhibit B or rejected under section 6.13 of the Joint Plan..(2) Such assumption or rejection shall be only to the extent that the listed items constitute executory contracts and unexpired leases within the meaning of section 365 of the Bankruptcy Code.
Inclusion of a matter in Plan Exhibit A or Plan Exhibit B shall not constitute an admission by the Debtor or the Joint Plan Proponents that (i) such matter is an executory contract or unexpired lease within the meaning of section 365 of the Bankruptcy Code, (ii) the Debtor must assume such matter in order to continue to receive or retain rights, benefits, or performance thereunder or that any Claim under such matter must be paid or default cured if it is not an executory contract or unexpired lease, or (iii) an executory contract or unexpired lease exists or is valid. Any contract or lease assumed pursuant to the Joint Plan shall be assumed as previously amended or otherwise modified by the parties thereto, whether before or after the Petition Date.

                  9. The Cure Amount Claims, if any, as set forth on Plan
Exhibit A shall be binding on all parties that fail to object prior to March 21,
2005, provided, however, that any party affected by any subsequent amendment to
Plan Exhibit A shall have ten days after the service of such amended Plan
Exhibit A on the affected parties to object to the Cure Amount Claim listed for such party. In the case of a dispute with respect to such cure amount set forth in a timely filed objection to the assumption, the Reorganized Debtor shall pay such Cure Amount Claim in Cash on or as soon as practicable after entry of a
Final Order resolving the dispute, and approving the assumption.

----------------------

(2)  All references to Plan Exhibit A and Plan Exhibit B of the Joint Plan
     herein are to such Exhibits as have been amended or supplemented prior to the Effective Date, or at such later date as may be allowed by this Court.

                  10. Pursuant to Article VI of the Joint Plan, and except as otherwise provided in the Joint Plan, as of the Effective Date, those executory contracts and unexpired leases as to which the Debtor is a party and which: (i)
has not been previously assumed, assumed and assigned, or rejected by Final
Order and whose term has not expired as of the Effective Date, and is not the subject of a motion pending on the Effective Date to assume or to assume and assign; or (ii) is listed on Plan Exhibit B, are deemed rejected in accordance with Article VI of the Joint Plan.

                  11. Pursuant to Article VI of the Joint Plan, if the rejection of an executory contract or unexpired lease by the Debtor results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a filed proof of claim, shall be forever barred and shall not be enforceable against the Debtor, or the Reorganized Debtor or their respective properties or interests in property as agents, successors, or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtor and the HHI Parties on or before the date that is thirty (30) days after the mailing of the Notice of Effective Date.

                  12. Without further application to, or order of, this Court, the Joint Plan Proponents, the Debtor and the Reorganized Debtor and their respective directors, officers, members, agents, and attorneys, are authorized and empowered to: (a) issue, execute, deliver, file, and record any contract, instrument, release, agreement, document, or security, and other agreements or documents, contained in the Joint Plan Documents or referred to in the Joint
Plan, as modified, amended, and supplemented, in substantially the form included therein, and such other agreements and documents as are necessary to implement the Joint Plan (whether or not any such agreement or document is specifically referred to in the Joint Plan,

                                       10

the Joint Plan Documents, the Disclosure Statement, or any exhibit thereto), including without limitation, agreements and documents relating to the New
Debt(3), the New Notes, and the Senior Secured Loan Facility(4); (b) take any action necessary or appropriate to implement, effectuate, and consummate the
Joint Plan in accordance with its terms (including but not limited to any action necessary or appropriate to implement, effectuate, and consummate the New Debt, the New Notes, and the Senior Secured Loan Facility in accordance with their terms); (c) perform under and comply with the terms of the Joint Plan, including without limitation, the terms of the documents relating to the New Debt, the New
Notes, and the Senior Secured Loan Facility, including without limitation, the granting of security interests in certain assets of the Reorganized Debtor; and
(d) take any or all corporate actions authorized to be taken pursuant to the
Joint Plan, and any release, amendment, or restatement of any bylaws, certificates of incorporation, or other organizational documents of the Debtor, whether or not specifically referred to in the Joint Plan, the Joint Plan
Documents, or the Disclosure Statement. Upon execution, any and all such documents shall be valid and binding, be accepted by each of the respective state filing offices and recorded in accordance with applicable state law, and become effective in accordance with their terms and the provisions of state law.

--------------------

(3)  The New Debt includes, among other things, a $50,000,000 credit facility composed of (a) a $25,000,000 revolving credit facility and (b) a
     $25,000,000 term loan credit facility (or some combination thereof), which will be secured by a first priority lien on substantially all of the assets of HHI and the Reorganized Debtor pursuant to loan documentation in form and substance satisfactory to the parties thereto.

(4)  The Senior Secured Loan Facility is part of the New Debt and includes the
     $50,000,000 credit facility referenced above.

                                       11

                  13. The issuance of New Debt, the New Notes, the Senior
Secured Loan Facility, the RC Note, and the HHI Common Stock, any other notes or other debt instruments identified in the Joint Plan, and all other securities provided for in or contemplated by the Joint Plan, and all documents associated with the foregoing, is hereby authorized without further act or action under applicable law, regulation, order, or rule.

                  14. The offering, issuance, and distribution of the Class 5
Notes, the RC Note, and the HHI Common Stock, and, to the fullest extent permitted by section 1145 of the Bankruptcy Code, all other securities provided for in or contemplated by the Joint Plan, are exempt from the provisions of section 5 of the Securities Act of 1933, as amended, and any state or local law requiring registration for the offer, issuance, distribution, or sale of a security on account of Bankruptcy Code section 1145(a). The Class 5 Notes, the
RC Note and the HHI Common Stock, and all other securities provided for in or contemplated by the Joint Plan will be freely tradable by the recipients thereof subject only to the provisions of Bankruptcy Code section 1145(b)(1) relating to the definition of an underwriter in section 2(11) of the Securities Act of 1933, as amended, and compliance with any applicable rules and regulations of the
Securities Exchange Commission.

                  15. On the Effective Date, except as otherwise provided for in the Joint Plan, the Reorganized Debtor shall be vested with authority (a) to be heard with respect to the allowance or disallowance of Claims and requests for payment of Administrative Expense Claims, including but not limited to filing, prosecuting, and settling objections thereto, and (b) to enforce the terms of the Joint Plan and this Confirmation Order, including but not limited to the
Debtor's discharge, and the Reorganized Debtor shall be vested with authority to commence, prosecute,

                                       12

recover on account of, and settle Rights of Action. Nothing in the Joint Plan shall (or is intended to) prevent, estop or be deemed to preclude the
Reorganized Debtor from utilizing, pursuing, prosecuting or otherwise acting upon all or any of their Rights of Action and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches shall apply to such Rights of Action as a consequence of Confirmation or Consummation.

                  16. The Debtor is authorized to enter into the New Debt, New
Notes and Senior Secured Loan Facility for purposes of funding obligations under the Joint Plan, including the payment of Allowed Claims as provided for in the
Joint Plan and financing the Reorganized Debtor's working capital requirements.
On the Effective Date, all the liens and security interests to be created under the New Debt, New Notes and Senior Secured Loan Facility shall be deemed approved. In furtherance of the foregoing, the Reorganized Debtor and the other persons granting such liens and security interests are authorized and directed to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such liens and security interests under the provisions of state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of this
Confirmation Order, and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary or desirable under applicable law to give notice of such liens and security interests to third parties.

                  17. The documents contained in the Joint Plan Documents and any amendments, modifications, and supplements thereto, and all documents and agreements introduced into evidence by the Joint Plan Proponents at the
Confirmation Hearing (including all exhibits and attachments thereto and

                                       13

documents referred to therein), and the execution, delivery, and performance thereof by the Reorganized Debtor, are authorized and approved. Without need for further order or authorization of the Bankruptcy Court, the Joint Plan
Proponents, the Debtor and Reorganized Debtor are authorized and empowered to make any and all modifications to any and all documents included as part of the
Joint Plan Documents that do not materially modify the terms of such documents and are consistent with the Joint Plan. Except as otherwise provided for in the
Joint Plan, the Reorganized Debtor is authorized to implement the transactions contemplated by the Joint Plan and the Joint Plan Documents without the necessity of shareholder approval required under any applicable law, including, without limitation, sections 162(m) and 422(b)(1) of the Internal Revenue Code.

                  18. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state or any other governmental authority or governmental unit with respect to the implementation or consummation of the Joint Plan and any documents, instruments, or agreements referred to in, or contemplated by, the Joint Plan, and any amendments or modifications thereto, and any other acts referred to in or contemplated by the Joint Plan, the Disclosure Statement, and any documents, instruments, or agreements, and any amendments or modifications thereto.

                  19. Pursuant to Bankruptcy Code section 1146(c): (a) the
issuance, transfer, or exchange of notes or equity securities under the Joint
Plan; (b) the creation of any mortgage, deed of trust, lien, pledge, or other security interest; and (c) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the
Joint Plan will not be subject to any stamp tax, recording tax, personal property transfer tax, real estate transfer tax, sales or use tax, or other similar tax.

                                       14

                  20. Pursuant to Section 2.3.1 of the Joint Plan, and except as provided in paragraph 23 or otherwise agreed by the Reorganized Debtor in writing, unless previously Filed, all requests for payment of Administrative
Expense Claims (but excluding Ordinary Course Administrative Expenses) must be
Filed no later than 30 days after the Effective Date (the "Administrative Claims
Bar Date"), and served (so that service is received no later than 30 days after the Effective Date) upon the Reorganized Debtor and counsel for the HHI Parties.
Federal Tax Claims for income tax liability for calendar years 2004 and 2005 shall be considered Ordinary Course Administrative Expenses and not subject to the Administrative Claims Bar Date, provided however, that the Court shall retain jurisdiction with respect to such federal Tax Claims for income tax during calendar years 2004 and 2005. Holders of Administrative Expense Claims
that are required to File and serve a request for payment of such Administrative
Expense Claims and that do not File and serve such a request by the
Administrative Claims Bar Date will be forever barred from asserting such
Administrative Expense Claims against the Debtor or Reorganized Debtor or their respective property, and such Administrative Expense Claims will be deemed discharged as of the Effective Date. Unless further extended by order of the
Bankruptcy Court, objections to requests for payment of Administrative Expense
Claims must be Filed and served on the Reorganized Debtor, the HHI Parties and the requesting party by the later of (A) 120 days after the Effective Date or
(B) 60 days after the Filing of the applicable request for payment of
Administrative Expense Claims.

                  21. Pursuant to Section 2.3.2 of the Joint Plan, and except as otherwise agreed by the Reorganized Debtor in writing, professionals or other
Entities asserting a Professional Fee Claim for services rendered to the Estate before the Effective Date must File and serve on the Reorganized Debtor, the HHI

                                       15

Parties, and the United States Trustee, an application for final allowance of such Professional Fee Claim, as it relates to services provided to the Estate, no later than 60 days after the Effective Date; provided, however, any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professional Order may continue to receive such compensation and reimbursement of expenses for services rendered before the
Effective Date from the Reorganized Debtor, without further Bankruptcy Court review or approval. Holders of a Professional Fee Claim that are required to
File and serve a request for payment of such Professional Fee Claim and that do not File and serve such a request by the dated provided for herein will be forever barred from asserting such Professional Fee Claim against the Debtor or
Reorganized Debtor or their respective property, and such Professional Fee Claim will be deemed discharged as of the Effective Date. Unless further extended by order of the Bankruptcy Court, objections to requests for payment of
Professional Fee Claims must be Filed and served on the Reorganized Debtor, the
HHI Parties, the United States Trustee and the requesting party by the later of
(A) 90 days after the Effective Date or (B) 30 days after the Filing of the applicable request for payment of the Professional Fee Claim. The provisions of this paragraph amend any previously entered order of the Bankruptcy Court with respect to Professional Fee Claims.

                  22. The Reorganized Debtor shall pay in full all Professional
Fee Claims incurred prior to the Effective Date in such amounts as are allowed by the Bankruptcy Court pursuant to Bankruptcy Code section 330 upon the later of (i) the Effective Date, (ii) the date upon which the order authorizing the payment of such Allowed Professional Fee Claim becomes a Final Order, or on such other terms as the holder of the Allowed Professional Fee Claim and the
Reorganized Debtor may mutually agree upon. Any professional fees or reimbursement of

                                       16

expenses incurred by the Reorganized Debtor subsequent to the Effective Date may be paid by the Reorganized Debtor without application to the Bankruptcy Court, provided, however, that the Bankruptcy Court shall retain jurisdiction to resolve any disputes regarding payment for professional services relating to the implementation of the Joint Plan or the administration of the Chapter 11 Case.

                  23. Pursuant to section 2.3.3 of the Joint Plan, any request for payment of an Administrative Expense Claim asserted by the United States for federal income taxes for calendar year 2003 (the "IRS Administrative Tax Claim")
must be Filed and served on the Reorganized Debtor, pursuant to the procedures specified in this Confirmation Order and the notice of entry of this
Confirmation Order, no later than 90 days after the Effective Date (the
"Administrative Tax Claim Bar Date"), provided, however, the Administrative Tax
Claim Bar Date may be extended from time to time upon the mutual agreement of the Reorganized Debtor and the United States or pursuant to an order of the
Court. If the United States does not File and serve a request for payment of the
IRS Administrative Tax Claim by the applicable Administrative Tax Claim Bar
Date, the United States will be forever barred from asserting such IRS
Administrative Tax Claims against the Debtor or Reorganized Debtor or their respective property, and such IRS Administrative Tax Claims will be deemed discharged as of the Effective Date. Objections to such IRS Administrative Tax
Claims must be Filed and served on the Reorganized Debtor and the requesting party by the later of (A) 120 days after the Effective Date or (B) 60 days after the Filing of the applicable request for payment of Administrative Expense
Claims.

                  24. Pursuant to Section 13.4 of the Joint Plan, and except as otherwise expressly provided in the Joint Plan or as otherwise agreed to in writing by the Debtor since the Petition Date: (A) the rights afforded in the
Joint Plan and

                                       17

the treatment of all Administrative Expense Claims, Claims, and Interests
therein shall be in exchange for and in complete satisfaction, discharge, and release of any and all Administrative Expense Claims, Claims, and Interests of
any nature whatsoever, including any interest, fees, or penalties accrued on or relating to such Administrative Expense Claims or Claims whether before or after the Petition Date, against the Debtor and the Debtor in Possession, or any of its assets or properties; (B) on the Effective Date, except as otherwise provided for in the Joint Plan, the Debtor and Reorganized Debtor shall be deemed discharged and released to the fullest extent permitted by section 1141 of the Bankruptcy Code from all Administrative Expense Claims, Claims, and
Interests, including, but not limited to, demands, liabilities, Administrative
Expense Claims, Claims, and Interests that arose before the Confirmation Date and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the
Bankruptcy Code, whether or not: (a) a proof of claim or proof of interest based on such debt or interest is filed or deemed filed pursuant to section 501 of the
Bankruptcy Code, (b) a Claim or Interest based on such debt or interest is allowed pursuant to section 502 of the Bankruptcy Code, or (c) the holder of a
Claim or Interest based on such debt or interest has accepted the Joint Plan or has made an appearance in the Chapter 11 Case; and (C) all persons and entities
(including, but not limited to, States and other governmental units) shall be deemed precluded from asserting against the Reorganized Debtor, its successors, or its assets or properties any other or further Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date. Except as provided in the Joint Plan, as of the Confirmation Date, all Persons shall be precluded from asserting against the Debtor or the Reorganized Debtor any other or further Claims,
Administrative Expense Claims, Interests, debts, rights, causes of action, liabilities or equity interests based on any act, omission, transaction or other activity of any kind or

                                       18

nature that occurred before the Confirmation Date. This Confirmation Order is a judicial determination of discharge of all Claims, Administrative Expense Claims and other debts and liabilities against the Debtor and acts as a discharge of any and all Claims against and all debts and liabilities of the Debtor, as provided in sections 524 and 1141 of the Bankruptcy Code, and such discharge voids any judgment against the Debtor at any time obtained to the extent that it relates to a Claim or Administrative Expense Claim that is discharged.

                  25. Notwithstanding anything in the Joint Plan or this
Confirmation Order to the contrary, the Department of Transportation, Federal
Aviation Authority, the United States Securities and Exchange Commission, and
other governmental agencies shall not be subject to any injunction with respect to the exercise and enforcement of any of their respective regulatory or police rights and powers.

                  26. Except as otherwise expressly provided in the Joint Plan, this Confirmation Order, or as otherwise agreed to in writing by the Debtor since the Petition Date, the documents executed pursuant to the Joint Plan, or this Confirmation Order, on and after the Effective Date, all persons and entities who have held, currently hold, or may hold a debt, Administrative
Expense Claim, Claim, or Interest discharged pursuant to the terms of the Joint
Plan (including but not limited to States and other governmental units, and any
State official, employee, or other entity acting in an individual or official capacity on behalf of any State or other governmental units) shall be deemed permanently enjoined from taking any of the following actions on account of any such discharged debt, Administrative Expense Claim, Claim, or Interest: (1)
commencing or continuing in any manner any action or other proceeding against the Debtor, the Estate, the Trustee, the Reorganized Debtor, or their respective property or successors (other

                                       19

than to enforce any right pursuant to the Joint Plan to a distribution); (2)
enforcing, attaching, executing, collecting, or recovering in any manner any judgment, award, decree, or order against the Debtor, the Estate, the Trustee, the Reorganized Debtor, or their respective property or successors (other than as permitted pursuant to (1) above); (3) creating, perfecting, or enforcing any lien or encumbrance against the Debtor, the Estate, the Trustee, or the
Reorganized Debtors, or their respective property or successors; (4) asserting a setoff, right of subrogation, or recoupment of any kind against any debt, liability or obligation due to the Debtor, the Estate, the Trustee or the
Reorganized Debtor, or their respective property or successors; and (5)
commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Joint Plan. Provided, however, that notwithstanding any provision in the Joint Plan or this
Confirmation Order, nothing in the Joint Plan or this Confirmation Order shall affect or otherwise impair any right that the United States may have to set off any obligation of the United States to the Debtor that arose after the Petition
Date against any obligation of the Debtor to the United States that arose after the Petition Date, to the extent that any such right of setoff exists under applicable non-bankruptcy law. Any person or entity injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys' fees, and, in appropriate circumstances, may recover punitive damages from the willful violator. Without limiting the foregoing, and except as otherwise agreed to in writing by the Debtor since the Petition Date (each State or other governmental unit, and each official, employee, or other entity acting on behalf of each such State or other governmental unit), shall be barred and enjoined from asserting against, seeking from, or imposing upon the Debtor or
Reorganized Debtor any fine, forfeiture, recoupment, offset, other reduction in payment or penalty of any nature based upon conduct, acts, or omissions occurring prior to the Effective Date.

                                       20

                  27. As of the Effective Date, all Entities that have held, currently hold or may hold any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities that are released pursuant to the Joint Plan will be permanently enjoined from taking any of the following actions against any released Entity or its property on account of such released claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities: (a) commencing or continuing in any manner any judgment, award, decree or order; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any Lien; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released Entity; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Joint Plan.

                  28. By accepting any distributions pursuant to the Joint Plan, each Holder of an Allowed Claim or Interest receiving distributions pursuant to the Joint Plan will be deemed to have specifically consented to the injunctions set forth in the Joint Plan and this Confirmation Order.

                  29. All fees payable under section 1930 of title 28, United
States Code, as determined by the Bankruptcy Court, have been paid or will be paid pursuant to the Joint Plan.

                  30. Consistent with the terms of the "Order Granting Motion for Entry of Order Authorizing Debtor to Pay Prepetition Sales and Use Taxes,
Transportation Taxes, Fees, Passenger Facility Charges and Other Similar
Government and Airport Charges Pursuant to Sections 105(a), 507(a)(8) and 541 of
the Bankruptcy Code" entered by this Court on March 24, 2003, [docket no. 82],

                                       21

the following user fees payable to the United States constitute "trust funds"
and are thus not subject to discharge under section 524(e): (a) the United
States Department of Agriculture, Animal and Plant Health Inspection Service
("APHIS") for passenger user fees collected pursuant to 21 U.S.C. ss. 136a and 7
C.F.R. ss. 354.3(f); (b) the Department of Homeland Security, Bureau of Customs
and Border Protection ("Customs") for user fees collected pursuant to 19 U.S.C.
ss. 58c; and (c) the Department of Homeland Security, Bureau of Immigration and
Customs Enforcement ("BICE") for user fees authorized pursuant to 8 U.S.C. ss.
1356(d). The above federal agencies shall be entitled, to the extent permitted under non-bankruptcy law, to conduct an audit of the user fees and seek to recover such fees to the extent payable, provided that this Court shall retain jurisdiction to determine the validity and amount of any such claim.

                  31. The prepetition claim of APHIS for aircraft inspection service fees authorized by 21 U.S.C. ss. 136a and 7 C.F.R. ss. 354(e) shall be treated as an Allowed Class 2 Secured Claim in the amount of $2,283.75, and shall be paid in Cash upon the Effective Date of the Joint Plan.

                  32. Notwithstanding any other provision of this Order or any provision of the Joint Plan, any claim or portion of a claim asserted by the
United States that is not in dispute shall be paid as Allowed Claims in accordance with the Joint Plan.

                  33. The release, exculpation, injunction and transfer
provisions contained in the Joint Plan (including but not limited to Sections
13.4, 13.5, 13.6, 13.7, 13. 9 and 13.10) are fair and equitable, are given for valuable consideration, were properly noticed to holders of Claims and Interests and other interested parties in accordance with the requirements of due process and the applicable

                                       22

provisions of the Bankruptcy Code and Bankruptcy Rules, and are in the best interests of the Debtor and its chapter 11 estate, and such provisions shall be effective and binding upon all persons and entities to the full extent provided in the Joint Plan.

                  34. In the event that the Effective Date does not occur, then
(i) the Joint Plan, (ii) assumption or rejection of executory contracts or unexpired leases pursuant to the Joint Plan, (iii) any document or agreement executed pursuant to the Joint Plan, and (iv) any actions, releases, waivers, or injunctions authorized by this Confirmation Order, or any order in aid of consummation of the Joint Plan, shall be deemed null and void. In such event, nothing contained in this Confirmation Order, any order in aid of consummation of the Joint Plan, the Disclosure Statement, or the Joint Plan, and no acts taken in preparation for consummation of the Joint Plan, (a) shall be deemed to constitute a waiver or release of any Claim or Interest by or against the Debtor or any other persons or entities, to prejudice in any manner the rights of the
Debtor, the Joint Plan Proponents or any person or entity in any further proceedings involving the Debtor or otherwise, or to constitute an admission of any sort by the Debtor, the Joint Plan Proponents or any other persons or entities as to any issue, or (b) shall be construed as a finding of fact or conclusion of law in respect thereof.

                  35. On or before the tenth (10th) Business Day following the date of entry of this Confirmation Order, the Trustee shall serve notice of entry of this Confirmation Order pursuant to Bankruptcy Rules 2002(f)(7),
2002(k), and 3020(c) on all creditors and interest holders, the United States
Trustee, and other parties in interest, by causing notice of entry of the
Confirmation Order (the "Notice of Confirmation"), in substantially the form attached hereto as Exhibit "B," to be delivered to such parties by first-class mail, postage prepaid. The Notice of

                                       23

Confirmation described herein is adequate under the particular circumstances and no other or further notice is necessary. The Trustee also shall cause the Notice of Confirmation to be published as promptly as practicable after the entry of this Confirmation Order once in each of The Wall Street Journal (National
Edition), and the Honolulu Advertiser.

                  36. Within ten (10) Business Days following the occurrence of the Effective Date, the Reorganized Debtor shall file notice of the occurrence of the Effective Date on all creditors and interest holders, the United States
Trustee, and other parties in interest, by causing notice of entry of the
Confirmation Order (the "Notice of Effective Date"), in substantially the form attached hereto as Exhibit "C," to be delivered to such parties by first-class mail, postage prepaid. The Notice of Effective Date described herein is adequate under the particular circumstances and no other or further notice is necessary.
The Reorganized Debtor also shall cause the Notice of Effective Date to be published as promptly as practicable following the occurrence of the Effective
Date once in each of The Wall Street Journal (National Edition), and the
Honolulu Advertiser..

                  37. Pursuant to sections 1123(a) and 1142(a) of the Bankruptcy
Code and the provisions of this Confirmation Order, the Joint Plan and the Joint
Plan Documents apply and are enforceable notwithstanding any otherwise applicable nonbankruptcy law.

                  38. Each term and provision of the Joint Plan is valid and enforceable pursuant to its terms.

                  39. Notwithstanding anything to the contrary herein or in the
Joint Plan, the Bankruptcy Court shall not retain jurisdiction to decide any issues, matters, rights or remedies arising under or relating to the New Debt, the New

                                       24

Notes, the Senior Secured Loan Facility, or the Series E Preferred Stock. All
such issues, matters, rights and remedies shall be governed as provided, and subject to the jurisdiction, venue and choice of law provisions set forth, in the documents relating thereto, and applicable nonbankruptcy law.

                  40. The provisions of the Joint Plan and this Confirmation
Order shall not extinguish the character of the IRS's claim as a priority claim under 11 U.S.C. ss.507(a)(8). The IRS shall retain all of its nonbankruptcy remedies, such as the right to file a Notice of Federal Tax Lien and levy against the Reorganized Debtor's assets, if the Reorganized Debtor defaults on its payment obligation under the Joint Plan to the IRS and the Reorganized
Debtor fails to cure such payment obligation within 30 days of receipt of written notice of such default.

                  41. To the extent of any inconsistency between the provisions of the Joint Plan and this Confirmation Order, the terms and conditions contained in this Confirmation Order shall govern. The provisions of this
Confirmation Order are integrated with each other and are nonseverable and mutually dependent unless expressly stated otherwise by further order of this
Bankruptcy Court.

                                       25

                  42. Pursuant to Fed. R. Bankr. P. 3020, the 10 day stay of this Confirmation Order otherwise provided for in Fed. R. Bank. P. 7062 is hereby waived, this Confirmation Order shall be immediately effective, and the
Debtor is authorized upon entry of this Confirmation Order to immediately thereafter take such actions as are necessary and appropriate to implement the
Joint Plan and this Confirmation Order.

Dated:  May 18, 2005
        Honolulu, Hawaii

                                  /s/ Robert J. Faris
                                ---------------------------------------
                                HONORABLE ROBERT J. FARIS
                                UNITED STATES BANKRUPTCY JUDGE

                                       26
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